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                                                                   EXHIBIT 10.60

March 21, 2001

Mr. Peter Wright
Co. Dublin,
Ireland

Dear Peter,

I am writing to update the understanding we have regarding your employment.

If you are terminated "not for cause" while you are out of the United State, you will be given one year of salary continuation. Health benefits or bonus accruals will not be included.

If you are terminated "not for cause" while residing here in the U.S., you will be given 6 months of salary continuation, which is equal to the length of your non-compete obligations. Health benefits or bonus accruals will not be included.

In the event the Company is sold or acquired, 50% of your unvested options will accelerate.

All other aspects of your employment remain as previously understood.

Sincerely,

/s/  Rory J. Cowan